Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Second Quarter 2013

LOS ANGELES, CA (August 8, 2013) – Rentech, Inc. (NYSE MKT: RTK) today announced its results for the three and six months ended June 30, 2013. Rentech owns and operates wood fibre processing and nitrogen fertilizer businesses. Rentech also owns technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business and Rentech Nitrogen Partners, L.P. The results of the wood fibre processing business are reported as two operating segments: Fulghum Fibres (wood chipping) and wood pellets. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing subsidiary of Rentech, which includes two operating segments: the East Dubuque Facility and the Pasadena Facility. Results of the energy technologies business are reported in a separate segment.

D. Hunt Ramsbottom, President and CEO of Rentech, said, “Our financial results for the quarter demonstrate the dramatic transformation we have undertaken at Rentech. Our new business at the parent, which is wood fibre processing, generated positive EBITDA, and we had no R&D expenditures this quarter. Our focus is now on opportunities with attractive returns within the wood fibre processing and nitrogen fertilizer segments, as we continue our low-cost efforts to monetize our energy technologies.” Mr. Ramsbottom continued, “Demand for nitrogen remains healthy although results for the quarter in that business were affected by the delayed and abbreviated spring application period and softer nitrogen prices.”

Mr. Ramsbottom continued, “Our integration of Fulghum Fibres into Rentech has been smooth, and we have been pleased with Fulghum Fibres’ financial performance and growth prospects relative to our conservative assumptions at the time of the acquisition.” Mr. Ramsbottom added, “Conversions of the decommissioned wood fibre mills to pellet production in Eastern Canada are progressing and are within budget.”

Financial Highlights

The financial statements for the periods ended June 30, 2013 include results of Fulghum Fibres from the closing of the acquisition on May 1, 2013.

Three months ended June 30, 2013

Consolidated revenues for the three months ended June 30, 2013 increased by $49.4 million to $120.2 million compared to the prior-year period, comprised of:

•	Contribution of $16.1 million from Fulghum Fibres; and

•

Increase of $33.3 million from the nitrogen products manufacturing subsidiary, which reflects a contribution of $42.2 million of revenues from the Pasadena Facility, partially offset by a 13% decline in revenues from the East Dubuque Facility.

Gross profit for the three months ended June 30, 2013 was $42.3 million, a decrease of $3.3 million compared to the prior-year period, and which included the following:

•	15% gross margins at Fulghum Fibres; and

•

Decline in gross margin at the nitrogen products manufacturing subsidiary to 38% from 65% in the prior-year period, primarily due to the acquisition of the Pasadena Facility, which realizes lower gross margins than does the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products.

Operating income for the three months ended June 30, 2013 was $25.1 million, a decline of $4.4 million compared to the prior-year period, comprised of the following:

•	Contribution of $0.8 million from Fulghum Fibres, which included $2.3 million of depreciation and amortization expense;

•

Operating loss of $0.8 million from the wood pellets segment, which reflected selling, general and administrative (SG&A) costs associated with developing the business and non-capitalized costs associated with early work on acquiring and converting the wood fibre mills at Atikokan and Wawa for pellet production;

•	Contribution of $34.0 million from the nitrogen products manufacturing subsidiary;

•

Operating loss of $2.6 million from energy technologies, which reflects costs associated with decommissioning the Product Demonstration Unit (PDU); taxes, insurance, security and other administrative costs of the Company’s energy technology facilities and sites; protecting patents; and efforts to sell and seek partners for its energy technologies and related assets; and

•	Corporate and unallocated expenses recorded as operating expenses of $6.4 million.

Consolidated Adjusted EBITDA for the three months ended June 30, 2013 was $31.9 million, which was flat in comparison to the prior-year period, and which included the following:

•	Contribution of $3.1 million from Fulghum Fibres; and

•	$38.4 million of Adjusted EBITDA from the nitrogen products manufacturing subsidiary.

For the three months ended June 30, 2013, the Company recorded a net income tax benefit of approximately $25.1 million which is comprised of an income tax benefit for Rentech of approximately $25.2 million and an income tax expense for Rentech Nitrogen Partners of approximately $0.1 million. The income tax benefit for Rentech was due to the release of valuation allowance of $26.3 million that had been recorded against Rentech’s net operating loss carryforwards. The release of the valuation allowance resulted from recording of deferred tax liabilities related to the Fulghum Fibres acquisition.

Net income for the three months ended June 30, 2013 was $32.8 million or $0.14 per basic share. Excluding loss on debt extinguishment, the gain on fair value adjustment to earn-out consideration and the income tax benefit, net income allocated to common shareholders for the current period was $8.1 million or $0.04 per basic share. A reconciliation of net income exclusive of these items is provided below. This compares to net income of $9.5 million or $0.04 per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres generated revenues of $16.1 million from May 1, 2013 through June 30, 2013. Gross profit was $2.4 million for the period. SG&A and interest expenses for the period were $0.9 million and $0.5 million, respectively.

Wood Pellets

The wood pellets segment incurred SG&A expenses of $0.8 million for the three months ended June 30, 2013, which included acquisition and development costs associated with the Company’s two previously announced pellet projects in Eastern Canada, as well as other costs necessary to build the Company’s wood pellet business.

Nitrogen Products Manufacturing

The nitrogen products manufacturing business generated revenues of $104.0 million, compared to $70.6 million for the comparable period in the prior year. Revenues increased due to the contribution of $42.2 million from the Pasadena Facility, partially offset by a 13% decline in revenues from the East Dubuque Facility. Product deliveries from both facilities were negatively affected by a wet spring season which resulted in a delayed and abbreviated planting season and less nitrogen demand. Results of the quarter were further affected by significant increases in exports of urea from China that negatively impacted urea and other nitrogen prices. Lower urea prices also prompted some late season switching from UAN to urea due to the relative value of the two fertilizers.

During the three months ended June 30, 2013, Rentech Nitrogen generated operating income of $34.0 million, compared to $41.6 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits as well as higher SG&A expenses and depreciation and amortization expenses attributable to the addition of the Pasadena Facility.

Adjusted EBITDA for the three months ended June 30, 2013 was $38.4 million, compared to $44.9 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses totaled $40.9 million for the current period. The East Dubuque Facility and the Pasadena Facility contributed $38.9 million and $2.0 million in EBITDA, respectively, during the three months ended June 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margins for the three months ended June 30, 2013 were 38%, compared to 65% for the same period last year, primarily due to the addition of the Pasadena Facility, which realizes lower gross margins than the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products. Gross margins at the East Dubuque Facility were 61% for the current period, compared to 65% for the prior-year period. Gross margins at the Pasadena Facility were 6% for the current period, which reflected inventory write-downs and sales of products that were produced from higher-cost raw materials purchased earlier in the year. During the three months ended June 30, 2013, the Partnership incurred a write-down of ammonium sulfate inventories of approximately $1.8 million for product not shipped due to the reduced application from the prolonged wet weather.

SG&A expenses were $4.9 million for the three months ended June 30, 2013, compared to $3.9 million for the prior-year period. The increase was primarily due to the addition of $1.3 million of SG&A expenses from the Pasadena Facility, partially offset by a 28% decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees, legal expenses and other professional fees.

Interest expense was $3.9 million for the three months ended June 30, 2013, compared to $0 for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.8 million for the three months ended June 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The decrease in fair value was primarily due to lower results and expectations in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China suppressing prices.

Energy Technologies

The energy technologies segment includes SG&A (including costs formerly booked as research and development (R&D) expenses) related to the Company’s technologies that are designed to convert carbon-bearing solids or gases into hydrocarbons and electric power. The segment had nominal product sales during the three months ended June 30, 2013, which generated gross margins of 45%. The segment incurred SG&A expenses of $2.7 million during the current period, compared to $1.0 million for the prior-year period. SG&A expenses increased primarily due to the re-categorization of $2.0 million in costs that were previously reported as R&D expenses, partially offset by a decrease in project development costs of approximately $0.3 million. These former research and development expenses include costs in support of de-commissioning the PDU, costs associated with efforts to sell and obtain partners for the PDU and the Company’s energy technologies, patent protection expenses, taxes, insurance costs, security and other administrative costs of energy technology facilities and sites. R&D expenses for the energy technologies segment were zero for the three months ended June 30, 2013, since all R&D activity ceased in the first quarter of 2013. R&D expenses for the prior-year period were $4.1 million, which were entirely related to the Company’s alternative energy technologies.

Six months ended June 30, 2013

Consolidated revenues for the six months ended June 30, 2013 increased by $70.5 million to $179.8 million compared to the prior-year period, comprised of:

•	Contribution of $16.1 million from Fulghum Fibres; and

•

Increase of $54.4 million from the nitrogen products manufacturing subsidiary, which reflects contribution of $67.3 million of revenues from the Pasadena Facility, partially offset by a 12% decline in revenues from the East Dubuque Facility.

Gross profit for the six months ended June 30, 2013 was $65.1 million, a decrease of $3.2 million compared to the prior-year period and which included the following:

•	15% gross profit margins at Fulghum Fibres; and

•

Decline in gross profit margin at the nitrogen products manufacturing subsidiary to 38% from 63% in the prior-year period, primarily due to the acquisition of the Pasadena Facility, which realizes lower gross margins than does the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products.

Operating income for the six months ended June 30, 2013 was $27.1 million, a decline of $8.9 million compared to the prior-year period, comprised of the following:

•	Contribution of $0.8 million from Fulghum Fibres, which included $2.3 million of depreciation and amortization expense;

•

Operating loss of $1.9 million from the wood pellets segment, which reflected SG&A costs associated with developing the business and non-capitalized costs associated with early work on acquiring and converting the wood fibre mills at Atikokan and Wawa;

•	Contribution of $51.1 million from the nitrogen products manufacturing subsidiary;

•

Operating loss of $9.5 million from energy technologies, which reflects costs associated with R&D, decommissioning the PDU; taxes, insurance, security and other administrative costs of the Company’s energy technology facilities and sites; protecting patents; and efforts to sell and seek partners for its energy technologies and related assets; and

•	Corporate and unallocated expenses recorded as operating expenses of $13.3 million.

Adjusted consolidated EBITDA for the six months ended June 30, 2013 was $37.8 million, compared to $43.0 for the prior-year period, which included the following:

•	Contribution of $3.1 million from Fulghum Fibres; and

•	$59.1 million of Adjusted EBITDA from the nitrogen products manufacturing subsidiary.

For the six months ended June 30, 2013, the Company recorded a net income tax benefit of approximately $25.8 million which is comprised of an income tax benefit for Rentech of approximately $26.0 million and an income tax expense for Rentech Nitrogen of approximately $0.2 million. The income tax benefit for Rentech was due to the release of valuation allowance of $26.3 million that had been recorded against Rentech’s net operating loss carryforwards. The release of the valuation allowance resulted from recording of deferred tax liabilities related to the Fulghum Fibres acquisition.

Net income for the six months ended June 30, 2013 was $27.6 million or $0.12 per basic share. Excluding loss on debt extinguishment, the gain on fair value adjustment to earn-out consideration and the income tax benefit, net income allocated to common shareholders for the current period was $2.5 million or $0.01 per basic share. This compares to net income of $6.3 million or $0.03 per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres generated revenues of $16.1 million from May 1, 2013 through June 30, 2013. Gross profit was $2.4 million for the period. SG&A and interest expenses for the period were $0.9 million and $0.5 million, respectively.

Wood Pellets

The wood pellets segment incurred SG&A expenses of $1.9 million for the six months ended June 30, 2013, which included acquisition and development costs associated with the Company’s two previously announced pellet projects in Eastern Canada as well as other costs necessary to build the Company’s wood fibre processing business.

Nitrogen Products Manufacturing

The nitrogen products manufacturing business generated revenues of $163.5 million, compared to $109.1 million for the comparable period in the prior year. Revenues increased due to the contribution of $67.3 million of revenues from the Pasadena Facility, partially offset by a 12% decline in revenues from the East Dubuque Facility. Product deliveries from both facilities were negatively affected by a wet spring season which resulted in a delayed and abbreviated planting season and less nitrogen demand. Results of the quarter were further affected by significant increases in exports of urea from China that negatively impacted urea and other nitrogen prices. Lower urea prices also prompted some late season switching from UAN to urea due to the relative value of the two fertilizers.

During the six months ended June 30, 2013, Rentech Nitrogen generated operating income of $51.1 million compared to $61.1 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits as well as higher SG&A expenses and depreciation and amortization expenses attributable to the addition of the Pasadena Facility.

Adjusted EBITDA for the six months ended June 30, 2013 was $59.1 million, compared to $66.8 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses, totaled $63.7 million for the current period. The East Dubuque Facility and the Pasadena Facility contributed $58.5 million and $5.2 million in Adjusted EBITDA, respectively, during the six months ended June 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margins for the six months ended June 30, 2013 were 38%, compared to 63% for the same period last year, primarily due to the addition of the Pasadena Facility, which realizes lower gross margins than does the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products. Gross margins at the East Dubuque Facility were 58% for the current period, compared to 63% for the prior-year period. Gross margins at the Pasadena Facility were 9% for the current period, which reflected certain inventory write-downs and sales of products that were produced from higher-cost raw materials. During the six months ended June 30, 2013, the Partnership incurred write-downs of sulfur and sulfuric acid inventory of approximately $0.5 million and ammonium sulfate inventories of approximately $1.8 million.

SG&A expenses were $9.6 million for the six months ended June 30, 2013, compared to $6.5 million for the prior-year period. The increase was primarily due to the addition of $2.6 million of SG&A expenses and an increase in Partnership level expenses to support the Pasadena Facility, partially offset by a 13% decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees, legal expenses and other professional fees.

Interest expense was $5.7 million for the six months ended June 30, 2013, compared to $0.1 million for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.6 million for the six months ended June 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The decrease in fair value was primarily due to lower results and expectations in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China suppressing prices.

Energy Technologies

The energy technologies segment had product sales of $0.2 million during the six months ended June 30, 2013, which generated gross margins of 48%. The segment incurred SG&A expenses of $3.8 million during the current period, compared to $2.5 million for the prior-year period. SG&A expenses increased primarily due to the re-categorization of $2.0 million in costs that were previously reported as R&D expenses, partially offset by a decrease in project development costs of approximately $0.8 million. These former R&D expenses included costs in support of de-commissioning the PDU, costs associated with efforts to sell and obtain partners for the PDU and the Company’s energy technologies, patent protection expenses, taxes, insurance costs, security and other administrative costs of energy technology facilities and sites. R&D expenses for the energy technologies segment were $5.7 million for the six months ended June 30, 2013, all of which were incurred in the first three months of the year. R&D expenses for the prior-year period were $9.1 million.

2013 Outlook

Rentech

For the twelve months ending December 31, 2013, Rentech reiterated its guidance of total cash operating expenses for Rentech, including Fulghum Fibres and excluding the nitrogen products manufacturing business, of approximately $34 million.

Rentech Nitrogen

In its press release dated August 8, 2013, Rentech Nitrogen updated its guidance for cash available for distribution for the twelve months ending December 31, 2013 to a range of $2.05 to $2.20 per unit. The 2013 guidance includes the impact of two previously announced scheduled outages at its facilities during 2013, and the impact of lost revenue in 2013 due to the unscheduled outage at the East Dubuque Facility in December 2012.

Based on Rentech Nitrogen’s current guidance range of $2.05 to $2.20 per unit, and assuming Rentech’s current ownership of 23.25 million units of Rentech Nitrogen, Rentech would receive approximately $48 to $51 million in cash distributions.

Conference Call with Management

The Company will hold a conference call today, August 8, 2013, at 3:00 p.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-390-3983 or 862-255-5354. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 7:00 p.m. PDT on August 8 through 7:00 p.m. PDT on August 18. The replay teleconference will be available by dialing 888-539-4649 or 908-379-8864 and the audience passcode 93572#.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Income

(Stated in Thousands, Except per Share Data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Revenues	$120,153	$70,707	$179,820	$109,295
Cost of Sales	77,839	25,052	114,734	41,005

Gross Profit	42,314	45,655	65,086	68,290
Selling, general and administrative expense	15,516	11,361	29,168	21,774
Research and development	—	4,089	5,747	9,112
Depreciation and amortization	1,816	677	3,001	1,816
Other	(92)	80	28	(437)

Operating Expenses	17,240	16,207	37,944	32,265
Operating Income	25,074	29,448	27,142	36,025
Other Expense, Net
Interest expense	(4,463)	(2,147)	(6,267)	(4,460)
Loss on debt extinguishment	(6,001)	—	(6,001)	—
Gain on FV adjustments to earn-out consideration	4,823	—	4,611	—
Other expense, net	(248)	(447)	(146)	(386)

Total Other Expenses, Net	(5,889)	(2,594)	(7,803)	(4,846)
Income Before Income Taxes	19,185	26,854	19,339	31,179
Income tax (benefit) expense	(25,121)	1,175	(25,753)	1,175

Net Income	44,306	25,679	45,092	30,004
Net income attributable to non-controlling interests	(11,474)	(16,159)	(17,500)	(23,749)

Net Income Attributable to Rentech Common Shareholders	$32,832	$9,520	$27,592	$6,255

Net Income per Common Share Allocated to Rentech Common Shareholders:
Basic	$0.14	$0.04	$0.12	$0.03

Diluted	$0.14	$0.04	$0.12	$0.03

Weighted-Average Shares Used to Compute Net Income per Common Share:
Basic	225,981	225,119	225,604	225,492
Diluted	231,533	233,737	231,768	233,812

Rentech, Inc.

Statements of Income by Business Segment

(Stated in Thousands, Except per Share Data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
East Dubuque Facility	$61,717	$70,643	$96,266	$109,116
Pasadena Facility	42,239	—	67,254	—
Fulghum Fibres	16,105	—	16,105	—
Energy Technologies	92	64	195	179

Total Revenues	$120,153	$70,707	$179,820	$109,295
Gross Profit
East Dubuque Facility	$37,493	$45,646	$56,239	$68,218
Pasadena Facility	2,355	—	6,328	—
Fulghum Fibres	2,425	—	2,425	—
Energy Technologies	41	9	94	72

Total Gross Profit	$42,314	$45,655	$65,086	$68,290
Selling, General and Administrative Expenses
East Dubuque Facility	$1,097	$1,530	$2,442	$2,819
Pasadena Facility	1,342	—	2,584	—
Fulghum Fibres	859	—	859	—
Wood Pellets	812	235	1,883	321
Energy Technologies	2,692	1,007	3,762	2,514

Total Selling, General and Administrative Expenses	$6,802	$2,772	$11,530	$5,654
Research and Development
Energy Technologies	$—	$4,089	$5,747	$9,112

Total Research and Development	$—	$4,089	$5,747	$9,112
Depreciation and Amortization
East Dubuque Facility	$33	$83	$106	$636
Pasadena Facility	875	—	1,750	—
Fulghum Fibres	718	—	718	—
Energy Technologies	51	389	104	779

Total Depreciation and Amortization Recorded in Operating Expenses	$1,677	$472	$2,678	$1,415
Other Operating Expenses (Income)
East Dubuque Facility	$(7)	$75	$8	$47
Pasadena Facility	—	—	—	—
Fulghum Fibres	3	—	3	—
Wood Pellets	—	—	—	—
Energy Technologies	(88)	5	17	(484)

Total Other Operating (Income) Expenses	$(92)	$80	$28	$(437)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Income (Loss)
East Dubuque Facility	$36,370	$43,958	$53,683	$64,716
Pasadena Facility	138	—	1,994	—
Fulghum Fibres	845	—	845	—
Wood Pellets	(812)	(235)	(1,883)	(321)
Energy Technologies	(2,614)	(5,481)	(9,536)	(11,849)

Total Operating Income	$33,927	$38,242	$45,103	$52,546
Interest Expense
East Dubuque Facility	$—	$42	$—	$142
Pasadena Facility	3	—	6	—
Fulghum Fibres	536	—	536	—
Energy Technologies	—	(124)	1	—

Total Interest Expense	$539	$(82)	$543	$142
Net Income
East Dubuque Facility	$36,044	$43,930	$53,314	$64,604
Pasadena Facility	34	—	1,850	—
Fulghum Fibres	128	—	128	—
Wood Pellets	(812)	(235)	(1,883)	(321)
Energy Technologies	(2,578)	(5,352)	(9,471)	(11,844)

Total Net Income	$32,816	$38,343	$43,938	$52,439

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Segment Net Income to Consolidated Net Income (in thousands)
Segment Net income	$32,816	$38,343	$43,938	$52,439
Rentech Nitrogen - Partnership and Unallocated Expenses Recorded as Operating Expenses	(2,462)	(2,354)	(4,616)	(3,655)
Rentech Nitrogen - Partnership and Unallocated Income (Expenses) Recorded as Other Expenses, Net	(1,178)	232	(1,390)	232
Rentech Nitrogen - Unallocated Interest Expense and Loss on Interest Rate Swaps	(4,019)	(580)	(5,730)	(580)
Rentech Nitrogen - Income Tax Benefit	302	—	302	—
Corporate and Unallocated Expenses Recorded as Selling, General and Administrative Expenses	(6,252)	(6,236)	(13,022)	(12,465)
Corporate and Unallocated Depreciation and Amortization Expense	(139)	(204)	(323)	(401)
Corporate and Unallocated Expenses Recorded as Other Expense, Net	(7)	(119)	(26)	(73)
Corporate and Unallocated Interest Expenses	—	(2,228)	—	(4,318)
Corporate Income Tax Benefit (Expense)	25,245	(1,175)	25,959	(1,175)

Consolidated Net Income	$44,306	$25,679	$45,092	$30,004

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of June 30, 2013	As of December 31, 2012
	(unaudited)
Cash and Cash Equivalents	$137,846	$141,736
Working Capital	136,325	107,059
Construction in Progress	88,699	61,417
Total Assets	701,022	479,202
Total Long-Term Liabilities	376,616	194,130
Total Rentech Stockholders’ Equity	185,925	157,987

Disclosure Regarding Non-GAAP Financial Measures

Net income excluding loss on debt extinguishment, gain on fair value adjustment to earn-out contingent consideration and net income tax benefit is included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

Consolidated Adjusted EBITDA for Rentech and Adjusted EBITDA for Rentech Nitrogen are defined as net income plus, as applicable, interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of gain in fair value adjustment to earn-out consideration and income tax benefit. EBITDA for Fulghum Fibres is defined as net income plus net interest, depreciation and amortization and other adjustments. EBITDA, Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to Rentech’s presentation, since each company may define these terms differently.

The table below reconciles net income attributable to Rentech excluding loss on debt extinguishment, gain on fair value adjustment to earn-out contingent consideration and net income tax benefit to net income attributable to Rentech for the three and six months ended June 30, 2013 (stated in thousands, except per share data).

	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2013
Net Income Attributable to Rentech Common Shareholders	$32,832	$27,592
Less: Income Allocated to Unvested Restricted Stock	830	742

Net Income Allocated to Rentech Common Shareholders	$32,002	$26,850

Loss on Debt Extinguishment	6,001	6,001
Gain on Fair Value Adjustment to Earn-Out Contingent Consideration	(4,823)	(4,611)
Income Tax Benefit	(25,121)	(25,753)

Net Income Attributable to Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-Out Contingent Consideration	$8,059	$2,487

Net Income per Share Allocated to Rentech Common Shareholders	$0.14	$0.12
Loss per Share on Debt Extinguishment	0.03	0.03
Gain per Share on Fair Value Adjustment to Earn-out Contingent Consideration	(0.02)	(0.02)
Income Tax Benefit per Share	(0.11)	(0.12)

Net Income per Share Allocated to Rentech Common Shareholders Excluding Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-out Contingent Consideration	$0.04	$0.01

Weighted-Average Shares Outstanding	225,981	225,604

The table below reconciles Rentech’s consolidated Adjusted EBITDA to net income for the three and six months ended June 30, 2013 (stated in thousands)

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Net Income	$44,306	$45,092
Plus:
Interest Expense	4,463	6,267
Income Tax (Benefit) Expense	(25,121)	(25,753)
Depreciation and Amortization	6,852	10,697
Loss on Debt Extinguishment	6,001	6,001
Gain on Fair Value Adjustment to Earn-out Consideration	(4,823)	(4,611)
Other	248	146

Adjusted EBITDA	$31,926	$37,839

The table below reconciles Fulghum Fibres’ EBITDA to net income for the three and six months ended June 30, 2013 (stated in thousands)

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Net Income	$44,306	$45,092
Less: Non-Fulghum Fibres Income	(44,178)	(44,964)

Fulghum Fibres Net Income	128	128
Add:
Net Interest Expense	534	534
Depreciation and Amortization	2,275	2,275
Other	183	183

EBITDA	$3,120	$3,120

The table below reconciles consolidated Adjusted EBITDA to net income for Rentech Nitrogen for the three months ended June 30, 2013 (stated in thousands).

	For the Three Months Ended June 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$36,044	$34	$(7,357)	$28,721
Plus: Net Interest Expense	—	3	3,923	3,926
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	—	—	(4,823)	(4,823)
Plus: Loss on Interest Rate Swaps	—	—	96	96
Plus: Income Tax Expense	326	101	(302)	125
Plus: Depreciation and Amortization	2,483	1,905	—	4,388
Plus: Other	—	—	—	—

Adjusted EBITDA	$38,853	$2,043	$(2,462)	$38,434

The table below reconciles consolidated Adjusted EBITDA to net income for Rentech Nitrogen for the six months ended June 30, 2013 (stated in thousands).

	For the Six Months Ended June 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$53,314	$1,850	$(11,434)	$43,730
Plus: Net Interest Expense	—	6	5,723	5,729
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	—	—	(4,611)	(4,611)
Plus: Loss on Interest Rate Swaps	—	—	7	7
Plus: Income Tax Expense	369	138	(302)	205
Plus: Depreciation and Amortization	4,788	3,207	—	7,995

Adjusted EBITDA	$58,471	$5,201	$(4,616)	$59,056

The table below reconciles consolidated EBITDA to net income for Rentech Nitrogen for the three and six months ended June 30, 2012 (stated in thousands).

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Net Income	$41,228	$60,601
Plus:
Net Interest Expense	28	112
Income Tax Expense	—	—
Depreciation and Amortization	3,312	5,777
Loss on Interest Rate Swaps	580	580
Other	(232)	(232)

EBITDA	$44,916	$66,838

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: our ability to complete the wood pellet mills on a timely basis, or at all; the elimination of spending on R&D activities and reduction in other expenses related to alternative energy technologies; the forecasted cash spend for the alternative energy segment; the outlook for our wood processing, nitrogen fertilizer and energy businesses; and projected cash available for distribution and growth opportunities for Rentech Nitrogen. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com